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                                                                     EXHIBIT 3.1

                       _______________________________

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                        AMERICAN ITALIAN PASTA COMPANY
                        ______________________________


     American Italian Pasta Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is American Italian Pasta Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 9, 1991.

     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), this Amended and Restated Certificate of Incorporation restates and further amends the provisions of the Certificate of Incorporation of this Corporation. Pursuant to and in accordance with the provisions of Section 228 of the DGCL, written consent to this Amended and Restated Certificate of Incorporation has been given in lieu of a vote of stockholders at a meeting and written notice of such written consent has been given to all stockholders who have not consented in writing to this Amended and Restated Certificate of Incorporation.

     3. The text of the original Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I
                                      NAME

     SECTION 1.1 NAME. The name of the Corporation is American Italian Pasta Company.

                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

     SECTION 2.1 OFFICE AND AGENT. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.


                                  ARTICLE III
                               CORPORATE PURPOSE


     SECTION 3.1 PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.



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                                   ARTICLE IV
                                 CAPITALIZATION

      SECTION 4.1 AUTHORIZED CAPITAL. SHARES. (a) The Corporation is authorized to issue three classes of stock to be designated, respectively, "Class A Convertible Common Stock", "Class B Convertible Non-Voting Common Stock" (referred to herein collectively with the Class A Convertible Common Stock as the "Common Stock") and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is _____ million shares, of which _____ million shares shall be Class A Convertible Common Stock, par value $.001 per share, _____ million shares shall be Class B Convertible Non-Voting Common Stock, par value $.001 per share, and _____ million shares shall be Preferred Stock, par value $.001 per share.

        (b) Concurrently with the effectiveness of this Amended and Restated Certificate of Incorporation, each share of common stock, no par value per share, and Class A common stock, par value $.01 per share, of the Corporation outstanding immediately prior to the effectiveness of this Amended and Restated Certificate of Incorporation shall be redesignated as _____ shares of Class A Convertible Common Stock.

      SECTION 4.2 COMMON STOCK. The designations and the powers, preferences and rights of the Common Stock are as follows:

        (a)  VOTING RIGHTS.

           (i) CLASS A CONVERTIBLE COMMON STOCK. Except as set forth herein or as otherwise required by law, each outstanding share of Class A Convertible Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, including the election of directors, and each holder of Class A Convertible Common Stock shall be entitled to one vote for each share of such stock held by such holder.

           (ii) CLASS B CONVERTIBLE NON-VOTING COMMON STOCK. Except as set forth herein or as otherwise required by law, each outstanding share of Class B Convertible Non-Voting Common Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Class B Convertible Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters. Notwithstanding the foregoing, holders of shares of the Class B Convertible Non-Voting Common Stock shall be entitled to vote as a separate class on any amendment to this subparagraph (a)(ii) and on any amendment, repeal or modification of any provision of this Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") that adversely affects the powers, preferences or special rights of holders of the Class B Convertible Non-Voting Common Stock.

      The number of authorized shares of Class B Convertible Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus the


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number of shares of Class B Convertible Non-Voting Common Stock issuable or exercisable pursuant to any security of the Corporation providing for the issuance or delivery of Class B Convertible Non-Voting Common Stock) by the affirmative vote of the holders of a majority of the outstanding shares of Class A Convertible Common Stock and without any vote or consent of the holders of shares of Class B Convertible Non-Voting Common Stock.

            (b) DIVIDENDS AND DISTRIBUTIONS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the Board of Directors of the Corporation (the "Board of Directors") may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends or other distributions (including without limitation any grant or distribution of rights to subscribe for or purchase shares of capital stock or securities or indebtedness convertible into capital stock of the Corporation) are declared, whether payable in cash, in property or in shares of stock of the Corporation (other than in shares of Common Stock) the holders of Common Stock shall be entitled to share equally, share for share, in such dividends or other distributions as if all such shares were of a single class. No dividends or other distributions shall be declared or paid in shares of Common Stock, or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends or other distributions payable to all of the holders of Common Stock ratably according to the number of shares held by them, in shares of Class A Convertible Common Stock to holders of that class of stock, and in shares of Class B Convertible Non-Voting Common Stock to holders of that class of stock.

            (c) LIQUIDATION. Subject to the prior rights of holders of all classes of stock outstanding having prior rights with respect to the assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Common Stock shall be entitled to share ratably according to the number of shares held by them, in all assets of the Corporation available for distribution to its stockholders.

            (d)  CONVERSION.

               (i)  CONVERSION OF CLASS A CONVERTIBLE COMMON STOCK.

                 (A) OPTIONAL CONVERSION. Subject to and upon compliance with the provisions of this subparagraph (d), each Morgan Stanley Stockholder (as hereinafter defined) shall be entitled to convert, at any time and from time to time, any or all of the shares of Class A Convertible Common Stock held by such stockholder into an equal number of shares of Class B Convertible Non-Voting Common Stock; PROVIDED that following receipt of a Deferral Notice (as defined in paragraph (d)(iv) below), the aggregate number of shares of Class A Convertible Common Stock permitted to be converted at the end of the related Deferral Period (as defined in paragraph
            (d)(iv) below) by each such stockholder (other than a stockholder that requested a conversion and thereby triggered such Deferral Notice, which stockholder shall be entitled to convert all shares such stockholder has requested to convert) in accordance with paragraph (d)(iv) shall


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            be equal to the number of shares of Class A Convertible Common
            Stock held by such stockholder that are required to be converted so that such stockholder (after giving effect to the proposed redemption, repurchase or other acquisition, if any, and to all other conversions during or upon the expiration of such Deferral Period) holds the same percentage of the total outstanding Class A Convertible Common Stock as such stockholder held immediately prior to the receipt of the relevant Deferral Notice.

                 (B) AUTOMATIC CONVERSION. Notwithstanding anything to the contrary in the immediately preceding clause (A), in the case of any such conversion (including any conversion in accordance with paragraph (d)(iv)) or in the case of any acquisition of additional shares of Class A Convertible Common Stock by any Morgan Stanley Stockholder, shares of Class A Convertible Common Stock held by Morgan Stanley Stockholders shall, pro rata in proportion to the number of shares of Class A Convertible Common Stock held by all Morgan Stanley Stockholders, automatically, without any action on part of the transferor, the transferee or the Corporation, be converted into shares of Class B Convertible Non-Voting Common Stock to the extent necessary so that, after giving effect to all such conversions (and to any other related redemptions, repurchases or other acquisitions), the Morgan Stanley Stockholders shall not own in the aggregate a number of shares of Class A Convertible Common Stock greater than the MS Percentage (as hereinafter defined).

               (ii)  CONVERSION OF CLASS B CONVERTIBLE NON-VOTING COMMON STOCK.

                 (A) OPTIONAL CONVERSION. Subject to and upon compliance with the provisions of this subparagraph (d), each Morgan Stanley Stockholder shall be entitled at any time and from time to time, if at such time the Morgan Stanley Stockholders shall beneficially own, in the aggregate, a number of shares of Class A Convertible Common Stock that is less than the MS Percentage, to convert a number of its shares of Class B Convertible Non-Voting Common Stock held by such Morgan Stanley Stockholder, pro rata in proportion to the number of shares of Class B Convertible Non-Voting Common Stock held by all Morgan Stanley Stockholders, into an equal number of shares of Class A Convertible Common Stock such that, if all Morgan Stanley Stockholders were to concurrently exercise the right to convert as set forth in this subparagraph (d)(ii), the Morgan Stanley Stockholders would, immediately following such conversion, beneficially own in the aggregate a number of shares of Class A Convertible Common Stock no greater than the MS Percentage.

                 (B) AUTOMATIC CONVERSION UPON TRANSFER. Upon a Transfer (as hereinafter defined) by any Morgan Stanley Stockholder of any shares of Class B Convertible Non-Voting Common Stock to a person other than any other Morgan Stanley Stockholder or any Affiliate of any Morgan Stanley Stockholder, any shares of Class B Convertible Non-Voting Common Stock so Transferred

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            shall automatically, without any action on part of the
            transferor, the transferee or the Corporation, be converted into an equal number of shares of Class A Convertible Common Stock upon the consummation of such Transfer. Each such conversion shall be deemed to have been effected immediately prior to the close of business on the date the share is Transferred.

               (iii)  MECHANICS OF CONVERSION.

                 (A) OPTIONAL CONVERSION. Each optional conversion of shares of any class of Common Stock of the Corporation into shares of another class of Common Stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") accompanied by instruments of transfer satisfactory to the Corporation and the payment in cash of any amount required pursuant to subparagraph
            (d)(viii) below and sufficient to transfer the Converting Shares to the Corporation free of any adverse interest, at the principal office of the Corporation or any of the offices or agencies maintained for such purpose by the Corporation ("Transfer Agent") and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation at such Transfer Agent that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the class into which such shares may be converted (the "Converted Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof.

                 The Corporation shall promptly notify each Morgan Stanley
            Stockholder of its receipt of such notice. As promptly as practicable after the surrender of such Converting Shares as aforesaid, the Corporation will, subject to the terms of subparagraphs (d)(i) and (d)(ii) hereof, issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted; PROVIDED, HOWEVER, that if such conversion is subject to subparagraph (d)(iv) below, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein.

                 Such conversion, to the extent permitted by law, shall be
            deemed to have been effected as of the close of business on the date on which such surrendered certificate or certificates shall have been received by the Corporation as provided herein, and at such time the rights of the holder of the Converting

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            Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Notwithstanding the foregoing, in the case of a conversion subject to subparagraph (d)(iv) below, the conversion shall be deemed effective upon the expiration of the Deferral Period referred to therein.

                 (B) AUTOMATIC CONVERSION. Each automatic conversion of shares of any class of Common Stock of the Corporation into shares of another class of Common Stock of the Corporation shall be deemed to have been effected immediately prior to the close of business on the date the share is automatically converted in accordance with this subparagraph (d). In each such case the person or persons in whose name or names any certificate of certificates for Converted Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares represented thereby at the effective date of such conversion, unless the stock transfer books of the Corporation shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately following the opening of business on the next day on which the stock transfer books of the Corporation shall be open. Following any such automatic conversion, the share or shares of Common Stock so converted shall cease to be outstanding, notwithstanding the fact that the holder or holders may not have surrendered the certificate or certificates representing such Converting Shares for conversion, and such certificate or certificates shall thereafter represent solely the right to receive a certificate or certificates for the Converted Shares Stock issuable upon such automatic conversion, upon surrender of such certificate or certificates to the Corporation or its transfer agent, of the certificate or certificates representing the Converting Shares so converted.

            (iv) NOTICE OF CONVERSIONS OR OTHER TRANSFERS TO THE MORGAN STANLEY STOCKHOLDERS. The Corporation shall not convert or directly or indirectly redeem, repurchase or otherwise acquire any shares of Class A Convertible Common Stock or any other class of capital stock of the Corporation or take any other action affecting the voting rights of such shares if such action would increase the percentage of any class of outstanding voting securities of the Corporation beneficially owned or controlled by any Morgan Stanley Stockholder (other than any such stockholder which requested that the Corporation take such action, or which otherwise waives in writing its rights under this subparagraph
      (d)(iv)), unless the Corporation gives written notice (the "Deferral Notice") of such action to each Morgan Stanley Stockholder. The Corporation will defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action, for a period of 10 business days (the "Deferral Period") after giving the Deferral Notice in order to allow each Morgan Stanley Stockholder to determine whether it wishes to convert or take any other action with respect to the Common Stock it beneficially owns, controls or has the power to vote, and if any such Morgan Stanley Stockholder then elects to convert any shares of Class A Convertible Common Stock it shall notify


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      the Corporation in writing within five business days of the issuance of the Deferral Notice, in which case the Corporation shall (i) defer taking the pending action until the end of the Deferral Period, (ii) promptly notify from time to time each Morgan Stanley Stockholder holding shares of each proposed conversion and the proposed transactions, and
      (iii) effect the conversions requested by all Morgan Stanley Stockholders in response to the notices issued pursuant to this subparagraph (d)(iv) at the end of the Deferral Period.

           The Corporation shall deliver notice to each Morgan Stanley Stockholder (i) not later than 50 days after the end of each fiscal quarter, of the number of shares of each class of stock outstanding as of a date on or after the end of such fiscal quarter (which requirement may be satisfied by the Corporation by delivering periodic reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") containing such information) and (ii) within 10 business days of the issuance of any shares of Class A Convertible Common Stock which, together with any other such issuances since the date of the last notice pursuant to clause (i) of this paragraph, results in the number of outstanding shares of Class A Convertible Common Stock increasing by three percent or more since the date of such last prior notice.

           (v) STOCK SPLITS; ADJUSTMENTS. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of Common Stock, the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

         In case of any reorganization, reclassification or change of shares of any class of Common Stock (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock, irrespective of class, shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of the class of Common Stock into which such shares of Common Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Common Stock of each class that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Common Stock into which such Common Stock might have been converted immediately prior to such event.



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           (vi)  RESERVATION OF SHARES.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of each class of Common Stock or its treasury shares, solely for the purposes of issuance upon the conversion of shares of any class of Common Stock, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of each such class of Common Stock.

           (vii) PAYMENT OF TRANSFER TAXES. The issuance of certificates for shares of any class of Common Stock upon conversion of shares of any other class of Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (e) NO PREEMPTIVE RIGHTS. The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation or any securities convertible into or exchangeable for shares of any class of capital stock of the Corporation.

            (f) DEFINITIONS. As used herein, the following terms shall have meanings shown below:

            (i) "AFFILIATE" means with respect to any Person, any other Person, directly or indirectly controlling, controlled by or under common control with such Person, whether through the ownership of voting securities, by contract or otherwise, and shall include, in the case of any Person that is a trust or is acting through a nominee, any successor trust or nominee.

            (ii) "MORGAN STANLEY STOCKHOLDERS" means Morgan Stanley Capital Investors, L.P., a Delaware limited partnership, Morgan Stanley Capital Partners III, L.P., a Delaware limited partnership, The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership, Morgan Stanley, Dean Witter, Discover & Co., a Delaware corporation, Affiliates of any of the foregoing Persons or any member of the Board of Directors who was nominated for election to the Board of Directors by any Morgan Stanley Stockholder.

            (iii) "MS PERCENTAGE" means 49% of the outstanding shares of Class A Convertible Common Stock.


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



           (iv) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

           (v) "TRANSFER" or "TRANSFERRED" means a transfer, sale, assignment, pledge, gift or other disposition.

      SECTION 4.3 PREFERRED STOCK. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the affirmative vote of a majority of the whole Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including the dividend rate, redemption price and liquidation preference, and may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock, or any debt securities, of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in this Certificate of Incorporation or in any amendment hereto or in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the affirmative vote of a majority of the whole Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the DGCL. The authority of the Board of Directors with respect to each series shall also include, but not be limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Preferred Stock.


                                   ARTICLE V
                                INDEMNIFICATION

     SECTION 5.1 INDEMNIFICATION. (a) RIGHT TO INDEMNIFICATION. Each director and officer of the Corporation who was or is made a party or is threatened to be made a party to or is involved in or called as a witness in any Proceeding (as hereinafter defined) because he or she is an Indemnified Person (as hereinafter defined) shall, and, at the election of the Corporation as determined by the Board of Directors, each employee and agent of the Corporation who was or is made a party or is threatened to be made a party to or is involved in or called as a witness in any Proceeding because he or she is an Indemnified Person may, be indemnified and held harmless by the Corporation to the fullest extent permitted under the DGCL, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment). Such indemnification shall cover all expenses incurred by an Indemnified Person (including, but not limited to, attorneys' fees and other expenses of litigation) and all liabilities and losses (including, but not

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


limited to, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in connection therewith.

     Notwithstanding the foregoing, except with respect to indemnification specified in this Article V, the Corporation shall indemnify an Indemnified Person in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      For purposes of this Article V:

           (i) a "Proceeding" is an action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom including, without limitation, any such action, suit, proceeding or appeal by or in the right of the Corporation;

           (ii) an "Indemnified Person" is a person who is, was, or had agreed to become a director, officer, employee, agent or a Delegate, as defined herein, of the Corporation or the legal representative of any of the foregoing;

           (iii) a "Delegate" is (A) any employee of the Corporation or a subsidiary of the Corporation serving as a director or officer (or in a substantially similar capacity) of an entity or enterprise (x) in which the Corporation and its subsidiaries collectively own a 10% or greater equity interest or (y) the principal function of which is to service or benefit the Corporation or a subsidiary of the Corporation; (B) any employee of the Corporation or a subsidiary of the Corporation serving as a trustee or fiduciary of an employee benefit plan of the Corporation or any entity or enterprise referred to in clause (A); and (C) any person acting at the request of the Board of Directors of the Corporation in any capacity with any entity or enterprise other than the Corporation; and

           (iv) the "Corporation" means American Italian Pasta Company, a Delaware corporation, and its successors, but does not include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger within the meaning of Section 145(h) of the DGCL.

     (b) EXPENSES. Expenses, including attorneys' fees, incurred by a director or officer of the Corporation indemnified pursuant to Section 5.1(a) in defending or otherwise being involved in a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, including any appeal therefrom, upon receipt of an undertaking (the "Undertaking") by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation; provided that in connection with a Proceeding (or part thereof) initiated by such person, except a Proceeding authorized by Section 5.1(c), the Corporation shall pay said expenses in advance of final disposition only if such Proceeding (or part thereof) was authorized by the Board of Directors. A person to whom expenses are advanced pursuant hereto shall not be obligated to repay pursuant to the Undertaking until the final determination of any pending Proceeding in a court of competent jurisdiction concerning the right of such person to be indemnified or the obligation of such

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


person to repay pursuant to the Undertaking. Such expenses, including attorneys' fees, incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (c) PROTECTION OF RIGHTS. If a claim under Section 5.1(a) is not promptly paid in full by the Corporation after a written claim has been received by the Corporation or if expenses pursuant to Section 5.1(b) of this Article have not been promptly advanced after a written request for such advancement accompanied by the Undertaking has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such claimant shall also be entitled to be paid the reasonable expense thereof (including, without limitation, attorneys' fees). It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking has been tendered to the Corporation) that indemnification of the claimant is prohibited by law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the claimant is proper is the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that indemnification of the claimant is prohibited, shall be a defense to the action or create a presumption that indemnification of the claimant is prohibited.

      (d)  MISCELLANEOUS.

           (i) NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise. The Board of Directors shall have the authority, by resolution, to provide for such indemnification of employees or agents of the Corporation or others and for such other indemnification of directors, officers or Delegates as it shall deem appropriate.

           (ii) INSURANCE, CONTRACTS AND FUNDING. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of, or person serving in any other capacity with, the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expenses, liabilities or losses, whether or not the Corporation would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL. The Corporation may enter into contracts with any director, officer or Delegate of the Corporation in furtherance of the provisions of this
      Article V and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this Article V.

           (iii) CONTRACTUAL NATURE. The provisions of this Article V shall be applicable to all Proceedings commenced or continuing after its adoption, whether such arise out of events, acts or omissions which occurred prior or subsequent to such adoption, and shall continue as to a person who has ceased to be a director, officer or Delegate and shall inure to the benefit of the heirs, executors and administrators of such person. This
      Article V shall be deemed to be a contract between the Corporation and each person who, at any time that this Article V is in effect, serves or agrees to serve in any capacity which entitles him to indemnification hereafter and any repeal or other modification of this Article, the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article V or any repeal or modification of the DGCL or any other applicable law shall not limit any Indemnified Person's entitlement to the advancement of expenses or indemnification under this Article V for Proceedings then existing or later arising out of events, acts or omissions occurring prior to such repeal or modification, including, without limitation, the right to indemnification for Proceedings commenced after such repeal or modification to enforce this Article V with regard to Proceedings arising out of acts, omissions or events occurring prior to such repeal or modification or adoption of an inconsistent provision.

                                   ARTICLE VI
                            LIABILITY OF A DIRECTOR

      SECTION 6.1 DIRECTOR LIABILITY. (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

        (b) If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended, without further action by either the Board of Directors or the stockholders of the Corporation.

        (c) Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article, in respect of any act or omission occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII
                  MANAGEMENT OF THE AFFAIRS OF THE CORPORATION

     SECTION 7.1 MANAGEMENT OF THE AFFAIRS OF THE CORPORATION. (a) The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all
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



the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate of Incorporation or by the by-laws of the Corporation (the "By-Laws").

        (b) Election of directors of the Corporation need not be by written ballot, unless required by the By-Laws.

        (c) The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

             (i) AMENDMENT OF BY-LAWS. The By-Laws, or any of them, may be altered, amended or repealed, or new By-Laws may be made, but only to the extent any such alteration, amendment, repeal or new By-Law is not inconsistent with any provision of this Certificate of Incorporation as it may be amended from time to time, either by a majority of the whole Board of Directors or by the stockholders of the Corporation upon the affirmative vote of the holders of at least a 80% of the outstanding capital stock entitled to vote thereon.

             (ii)  BOARD OF DIRECTORS.

                  (A) The number of directors which shall constitute the whole Board of Directors shall be determined in the manner provided in the By-Laws of the Corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial division of the Board of Directors shall be made by the decision of a majority of the entire Board of Directors. The initial Class I directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 1998 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal; the initial Class II directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 1999 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal; and the initial Class III directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2000 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal. At each such annual meeting of stockholders and at each annual meeting thereafter, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal.

                 (B) Subject to the rights of the holders of any series of
            preferred stock or any other class of capital stock of the Corporation (other than common

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


            stock) then outstanding, any vacancy in the Board of Directors, arising from death, retirement, resignation, removal, an increase in the number of directors or any other cause, may be filled by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, the stockholders acting at an annual meeting or, if the vacancy is with respect to a director elected by a voting group, by action of any other directors elected by such voting group or such voting group. Each director chosen to fill a vacancy in the Board of Directors arising from the death, retirement, resignation, removal of a director shall be elected to complete the term of office of the director who is being succeeded. In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director's current term or his or prior death, retirement, resignation or removal and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

                 (C) Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Section 4.3 hereof with respect to any directors elected by the holders of such class or series, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the shares of capital stock of the corporation then entitled to vote generally in the election of directors, voting together as a single class. The provisions of this subsection shall be the exclusive method for the removal of directors.

            Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.3 hereof applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 7.1(c) unless expressly provided by such terms.

           (iii) NOMINATION OF DIRECTORS. Only persons who are selected and recommended by the Board of Directors or the committee of the Board of Directors designated to make nominations, or who are nominated by stockholders in accordance with the procedures set forth in this Section 7.1(c)(iii), shall be eligible for election, or qualified to serve, as


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



      directors, except as may be otherwise provided in this Certificate of Incorporation with respect to the right of holders of Preferred Stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of individuals for election to the Board of Directors of the Corporation at any annual meeting or any special meeting of stockholders at which directors are to be elected may be made by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this
      Section 7.1(c)(iii) and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the procedures and requirements set forth in Section 7.1(c)(iii)(A) and (B) below.

                 (A) Nominations by stockholders shall be made by written notice (a "Nomination Notice"), which shall set forth the following information: (i) as to each individual nominated, (a) the name, date of birth, business address and residence address of such individual, (b) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (c) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (d) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (e) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee and (f) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
            Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) as to the Person submitting the Nomination Notice and any Person acting in concert with such Person, (a) the name and business address of such Person, (b) the name and address of such Person as they appear on the Corporation's books, (c) the class and number of shares of the Corporation that are beneficially owned by such Person, (d) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, shall be filed with any Nomination Notice.

                 (B) To be timely, Nomination Notices must be delivered to the Secretary and received at the principal executive offices of the Corporation (1) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; PROVIDED, HOWEVER, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the Nomination Notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or (2) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

                 (C) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures and requirements set forth in this Section 7.1(c)(iii). If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures and requirements, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

            (iv) ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and the By-Laws of the Corporation and may not be taken by written consent of stockholders without a meeting, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the Corporation.

            (v) SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, only by (A) the Chairman of the Board of Directors, (B) the Chief Executive Officer or (C) the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. Special meetings of the stockholders of the Corporation may not be called by any other person or persons. Special meetings may be held at any place, within or without the State of Delaware, as determined by the person or persons calling such meeting. The only business that may be conducted at such a meeting, other than


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

      procedural matters and matters relating to the conduct of the meeting, shall matters relating to the purpose or purposes stated in the notice of meeting.

           (vi) CERTAIN BUSINESS COMBINATIONS. The Corporation has elected to be governed by Section 203 of the DGCL.


                                  ARTICLE VIII
                                   AMENDMENTS

     SECTION 8.1 AMENDMENTS. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, except as otherwise provided in Section 5.1(d)(3) or Section 6.1(c) hereof, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Certificate of Incorporation or a Certificate of Designation with respect to a series of Preferred Stock, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least 80% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of any capital stock set forth in Article IV, (ii) amend, repeal or adopt any provision inconsistent with Article V or Article VI which would diminish the rights of Indemnified Persons pursuant to Article V or the exculpation of directors pursuant to Article VI of this Certificate of Incorporation or (iii) amend or repeal or adopt any provision inconsistent with Section 7.1(c) of Article VII or this Article VIII of this Certificate of Incorporation.

                                   ARTICLE IX
                                  SEVERABILITY

     SECTION 9.1 In the event that any of the provisions of this Certificate of Incorporation (including any provision within a single article, section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

     This Amended and Restated Certificate of Incorporation shall become effective upon its filing with the Secretary of State of the State of Delaware.


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





     IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation of American Italian Pasta Company is signed on behalf of the Corporation by its Chairman of the Board of Directors and attested by its Secretary as of the ____ day of _____________, 1997.

                                           AMERICAN ITALIAN PASTA COMPANY


                                           By:     _________________________
                                           Name:
                                           Title:


ATTEST

By: _____________________
Name:
Title:  Secretary

                                    -18-